UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 2, 2021

HESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 1-1204	No. 13-4921002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas
New York, New York 10036
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 997-8500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	HES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Cash Incentive Plan

On March 2, 2021, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Hess Corporation (the “Company”) approved annual incentive targets under the Company’s Annual Incentive Plan (the “Plan”) for all of the Company’s full-time employees worldwide, including the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers (the “Named Executive Officers”). The Plan is intended to promote alignment of pay and performance and an enhanced focus on creating long-term stockholder value.

Payout on awards is determined based on attainment of pre-established enterprise level metrics and individual performance objectives. The following are the enterprise metrics, each with pre-established threshold, target and maximum performance goals. For 2021, the Committee approved changes to the environment, health and safety performance metrics under the Plan to include a Bakken flaring reduction target, further emphasizing the importance of greenhouse gas emissions reduction and its integration into the Company’s strategy and operations:

•	Environment, health and safety (4 measures):

•	Bakken flare rate

•	Performance standard test compliance

•	Severe + significant safety incident rate

•	Loss of primary containment rate

•	Production;

•	E&P capital and exploratory spend;

•	Controllable operated cash costs;

•	Cash return on capital employed;

•	EBITDAX; and

•	Exploration resource additions

The Committee establishes annual incentive targets for each Named Executive Officer based upon position, responsibilities and competitive practice.

Payouts for the Named Executive Officers range from 0% to 175% of target based on attainment of the pre-established enterprise metrics. A multiplier may be applied to adjust the bonus down to 0% or up by an additional 25% (capped at 200%) of target based on individual performance compared with individual goals pre-established at the beginning of the fiscal year.

Long-Term Incentive Program

On March 2, 2021, the Committee approved the value of awards to the Named Executive Officers under the Company’s long-term incentive program for 2021 (the “2021 Program”), effective March 6, 2021. The long-term incentive mix for Mr. Hess for 2021 consists of performance share units (“PSUs”), which account for 60% of the target value of his award under the 2021 Program, and stock options, which account for the remaining 40% of the target value of his award under the 2021 Program. As a result, 100% of the target value of Mr. Hess’ awards under the program will be performance-contingent. For the Company’s other Named Executive Officers, 80% of the target value of awards under the 2021 Program will be performance-contingent, with 60% in the form of PSUs, 20% in the form of stock options and the remaining 20% in the form of restricted stock. The Committee believes this mix of awards encourages sustained long-term performance and further supports alignment of the interests of senior management and stockholders.

Restricted stock and stock option awards vest in equal installments over a three-year period beginning on the first anniversary of the grant date. Payouts on the PSUs awarded in 2021 will be determined based on the Company’s total shareholder return (“TSR”) for the three-year performance period ending December 31, 2023 compared to the

TSR of eleven peer companies and the S&P 500 Total Return Index over the same period. The eleven peer companies are: Apache Corporation, Cabot Oil & Gas Corporation, ConocoPhillips, Continental Resources, Inc., Devon Energy Corporation, EOG Resources, Inc., EQT Corporation, Marathon Oil Corporation, Murphy Oil Corporation, Occidental Petroleum Corporation and Pioneer Natural Resources Company. These peer companies consist of the same companies as the 2020 PSU awards, except for (i) the removal of Noble Energy, Inc. after it was acquired by Chevron Corporation in October 2020 and (ii) the addition of Cabot Oil & Gas Corporation and EQT Corporation to diversify the peer group in light of the consolidation of the Company’s existing peers.

Potential payouts range from 0% to 200% of the target award based on the schedule below:

TSR Ranking	Percentage of Performance Shares Earned
1st	200%
2nd	200%
3rd	175%
4th	150%
5th	125%
6th	100%
7th	88%
8th	75%
9th	63%
10th	50%
11th	0%
12th	0%
13th	0%

If the Company’s total shareholder return for the performance period is negative, the percentage of PSUs earned may not exceed 100% of target.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2021

HESS CORPORATION

By:	/s/ John P. Rielly
Name:	John P. Rielly
Title:	Executive Vice President and Chief Financial Officer